[DESCRIPTION]INITIAL STATEMENT OF BENEFICIAL OWNERSHIP

FORM 3
                                                            OMB APPROVAL
                                                        OMB NUMBER: 3235-0104
                                                     EXPIRES: SEPTEMBER 30, 1998
                                                      ESTIMATED AVERAGE BURDEN
                                                        HOURS PER RESPONSE 0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                         Investment Company Act of 1940


1.        Name and Address of Reporting Person

Blandin                        Marguerit                           Corinne
(Last)                          (First)                            (Middle)

c/o Netserv Communications Inc., 16 Victoria Avenue
                                 (Street)

Bretton Hall, Port of Spain     Trinidad, West Indies
(City)                           (State)                            (Zip)


2.        Date of Event Requiring Statement (Month/Day/Year)

          11/18/99

3.        IRS or Social Security Number of Reporting Person (Voluntary)

4.        Issuer Name and Ticker or Trading Symbol

          Netserv Communications Inc.(Not Trading)

5.        Relationship of Reporting Person(s) to Issuer (Check all applicable)

( V )     Director                             (   )     10% Owner
( V )     Officer (give title below)           (   )     Other (specify below)

          Financial Advisor

6.        If Amendment, Date of Original (Month/Day/Year)

7.        Individual or Joint/Group Filing (Check applicable line)

( V )     Form filed by One Reporting Person
(   )     Form filed by More than One Reporting Person

             Table I - Non-Derivative Securities Beneficially Owned


1.  Title of Security                      2.  Amount of Securities
    (Instr. 4)                                 Beneficially Owned
                                               (Instr. 4)

a. No securities are beneficially owned.

b.

c.

d.

e.

f.

3.  Ownership Form:  Direct        4.  Nature of Indirect
    (D) or Indirect (I)                Beneficial Ownership
    (Instr. 5)                         (Instr. 4)
a.

b.

c.

d.

e.

f.



               Table II - Derivative Securities Beneficially Owned (e.g, puts, calls, warrants, options, convertible securities)


1. Title of Derivative  2. Date Exercisable and      3. Title and Amount
   Securities              Expiration Date              of Securities
   (Instr. 4)              (Month/Day/Year)             Underlying
                                                        Derivative
                                                        Security
                                                        (Instr. 4)
                           Date          Expiration               Amount or
                           Exercisable   Date           Title     Number of
                                                                  Shares

a.

b.

c.

d.

e.

f.


4. Conversion or       5. Ownership Form of            6. Nature of Indirect
   Exercise Price         Direct (D) or Indirect (I)      Beneficial
   of Derivative          (Instr. 5)                      Ownership
   Security                                               (Instr. 5)


a.

b.

c.

d.

e.

f.


Explanation of Responses:


/s/ Marguerit Corinne Blandin                         January 17, 2000
-------------------------------------------      ---------------------------
**Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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